EXHIBIT 23.3

                        Consent of Deloitte & Touche LLP



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INDEPENDENT AUDITORS' REPORT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of California Community Bancshares, Inc. of our report dated February 23, 1999 on the consolidated balance sheet of California Financial Bancorp (formerly Belvedere Bancorp) and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholder's equity, and cash flows for the year then ended, appearing in and incorporated by reference in the Annual Report on Form 10-K of California Community Bancshares, Inc. for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP

Los Angeles, California
April 27, 2000




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